Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into, effective as of September 6, 2018 (the “Effective Date”), by and between Rhinebeck Bank, a New York-chartered savings bank with its principal place of business in Rhinebeck, New York (the “Bank”) and Jamie Bloom (“Executive”). Any reference to the “Company” shall mean any newly-formed the stock holding company of the Bank, or any successor thereto.

RECITALS

WHEREAS, the Bank desires to continue to employ the Executive in an executive capacity in the conduct of its businesses, and the Executive desires to be so employed on the terms contained herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.           POSITION AND RESPONSIBILITIES.

(a)          Employment. During the term of this Agreement, Executive agrees to serve as Chief Operating Officer of the Bank and the Company or any successor executive position with the Bank and the Company that is agreed to and consented by Executive (the “Executive Position”), and will perform the duties and will have all powers associated with Executive Position as are appropriate for a person in the position of the Executive Position, as well as those as shall be assigned by the Board of Directors of the Bank (the “Board”). During the period provided in this Agreement, Executive also agrees to serve, if elected, as an officer or director of any subsidiary or affiliate of the Bank and in such capacity carry out such duties and responsibilities reasonably appropriate to that office.

(b)          Responsibilities. During Executive’s employment hereunder, Executive shall be employed on a full-time basis and shall devote Executive’s full business time and best efforts, business judgment, skill and knowledge to the performance of Executive’s duties and responsibilities related to the Executive Position. Except as otherwise provided in Section 1(c), Executive shall not engage in any other business activity during the term of this Agreement except as may be approved by the Board.

(c)          Service on Other Boards and Committees. The Bank encourages participation by Executive on community boards and committees and in activities generally considered to be in the public interest, but the Board shall have the right to approve or disapprove, in its sole discretion, Executive’s participation on such boards and committees.

2.           TERM.

(a)          Term and Annual Renewal. The initial term of this Agreement and the period of Executive’s employment hereunder shall begin as of the Effective Date and shall continue through December 31, 2020 (the “Term”). Commencing on January 1, 2019 and continuing on each January 1st thereafter (the “Renewal Date”), the Term will extend automatically for one additional year, so that the Term will be three years from such Renewal Date, unless either the Bank or Executive by written notice to the other given at least ninety (90) days prior to such Renewal Date notifies the other of its intent not to extend the same. In the event that notice not to extend is given by either the Bank or the Executive, this Agreement shall terminate as of the last day of the then current Term.

(b)          Change in Control. Notwithstanding the foregoing, in the event the Bank or the Company has entered into an agreement to effect a transaction that would be considered a Change in Control as defined under Section 5 hereof, the Term of this Agreement will be extended automatically so that it is scheduled to expire no less than two (2) years beyond the effective date of the Change in Control, subject to extensions as set forth above.

(c)          Continued Employment Following Expiration of Term. Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement.

3.           COMPENSATION, BENEFITS AND REIMBURSEMENT.

(a)          Base Salary. In consideration of Executive’s performance of the responsibilities and duties set forth in this Agreement, Executive shall receive an annual base salary of $245,000 per year (“Base Salary”). Such Base Salary will be payable in accordance with the customary payroll practices of the Bank. During the term of this Agreement, the Board (or the Compensation Committee of the Board) may increase, but not decrease, Executive’s Base Salary. Any increase in Base Salary will become the “Base Salary” for purposes of this Agreement.

(b)          Bonus. Executive will be eligible to participate in any bonus plan or arrangement of the Bank or the Company (including the Management Incentive Plan and any other short-term and long-term incentive program) in which senior management is eligible to participate. As of the Effective Date, Executive’s target bonus under the Rhinebeck Bank Executive Short-Term Incentive and Retention Plan (“STIP”) is 20% of Base Salary, which may be increased or decreased at the discretion of the Compensation Committee of the Board. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of the other compensation to which Executive is entitled under this Agreement. The terms of the Bank’s or the Company’s short-term and long-term incentive plans or programs shall determine the bonuses payable thereunder, if any, to Executive.

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(c)          Benefit Plans. Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of the Bank, on the same terms and conditions as such plans are available to other employees and officers of the Bank. Without limiting the generality of the foregoing provisions of this Section 3(c), Executive also will be entitled to participate in any employee benefit plans including but not limited to retirement plans, pension plans, profit-sharing plans, health-and-accident plans, or any other employee benefit plan or arrangement made available by the Bank in the future to management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements as applicable to other management employees.

(d)          Vacation. Executive will be entitled to paid vacation time each year during the term of this Agreement measured on a calendar year basis, in accordance with the Bank’s customary practices, as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for officers. Any unused paid time off during an annual period will be treated in accordance with the Bank’s personnel policies as in effect from time to time.

(e)          Expense Reimbursements. The Bank will reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing Executive’s obligations under this Agreement, including, without limitation, fees for memberships in such organizations as Executive and the Board mutually agree are necessary and appropriate in connection with the performance of Executive’s duties under this Agreement. Furthermore, the Bank will pay or reimburse Executive for use of an automobile in an amount that is mutually agreeable to the Bank and Executive. Executive will comply with the reasonable reporting and expense limitations on the use of such automobile as the Bank may establish from time to time. All reimbursements shall be made as soon as practicable upon substantiation of such expenses by Executive in accordance with the applicable policies and procedures of the Bank.

4.           TERMINATION AND TERMINATION PAY.

Subject to Section 5 of this Agreement which governs the occurrence of a Change in Control, Executive’s employment under this Agreement will terminate under the following circumstances:

(a)          Death. This Agreement shall terminate upon Executive’s death, in which event the Bank’s sole obligation shall be to pay Executive’s estate or beneficiary any “Accrued Obligations.”

For purposes of this Agreement, “Accrued Obligations” means the sum of : (i) any Base Salary earned through the Executive’s date of termination, (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 3(e) of this Agreement), (iii) unused vacation that accrued through the Termination Date, (iv) any earned but unpaid short-term and long-term incentive compensation for the year immediately preceding the year of termination and (v) any vested benefits the Executive may have under any employee benefit plan of the Bank through the date of termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans. Unless otherwise provided by the applicable employee benefit plan, the Accrued Obligations, if any, will be paid to Executive (or Executive’s estate or beneficiary) within 30 days following Executive’s date of termination.

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(b)          Disability. This Agreement will terminate in the event of Executive becomes “Totally Disabled.” For purposes of this Agreement, “Totally Disabled” means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months and that renders Executive unable to engage in any substantial gainful activity, provided, however, that the aforementioned definition shall comply with the definition of “disability” pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder. Executive’s receipt of disability benefits under the Bank’s long-term disability plan, if any, or receipt of Social Security disability benefits may be deemed conclusive evidence of Total Disability for purpose of this Agreement; provided, however, that in the absence of Executive’s receipt of such long-term disability benefits or Social Security benefits, the Board may, in its reasonable discretion but based upon appropriate medical evidence, determine that Executive is Totally Disabled.

In the event Executive is Totally Disabled, Executive will receive: (1) any Accrued Obligations; and (2) continued payments of Base Salary for a period of 24 months following the date Executive is determined to be Totally Disabled, reduced by the amount of disability insurance benefits payable to Executive during such period under the Bank’s disability insurance plan or program. With respect to subparagraph (2), such payments will commence within 30 days after Executive is determined to be Totally Disabled and be payable at the same time and manner as Executive’s Base Salary would have been paid if Executive remained actively employed with the Bank during such period.

(c)          Termination for Cause. The Board may immediately terminate Executive’s employment at any time for “Cause.” In the event Executive’s employment is terminated for Cause, the Bank’s sole obligation will be to pay or provide to Executive any Accrued Obligations. Termination for “Cause” means termination because of, in the good faith determination of the Board, Executive’s:

(i)          material act of dishonesty or fraud in performing Executive’s duties on behalf of the Bank;

(ii)         willful misconduct that in the judgment of the Board will likely cause economic damage to the Bank or injury to the business reputation of the Bank;

(iii)        breach of fiduciary duty involving personal profit;

(iv)        intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

(v)         willful violation of any law, rule or regulation (other than traffic violations or similar offenses which results only in a fine or other non-custodial penalty) that reflect adversely on the reputation of the Bank, any felony conviction (except for a conviction related to a traffic violation or a DUI or DWI conviction under applicable law), any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or any violation of the policies and procedures of the Bank as outlined in the Bank’s employee handbook, which would result in termination of the Bank employees, as from time to time amended and incorporated herein by reference; or

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(vi)        material breach by Executive of any provision of this Agreement.

Any determination of Cause under this Agreement will be made by resolution adopted by at least two-thirds vote of the disinterested members of the Board at a meeting called and held for that purpose. Executive will be provided with reasonable notice of such meeting and Executive will be given an opportunity to be heard before such vote is taken by the disinterested members of the Board.

(d)          Resignation by Executive without Good Reason. Executive may resign from employment during the term of this Agreement without Good Reason upon at least 30 days prior written notice to the Board, provided, however, that the Bank may accelerate the date of termination upon receipt of written notice of Executive’s resignation. In the event Executive resigns without Good Reason, the Bank’s sole obligation will be to pay or provide to Executive any Accrued Obligations.

(e)          Termination Without Cause or With Good Reason.

(i)          The Board may immediately terminate Executive’s employment at any time for a reason other than Cause (a termination “Without Cause”), and Executive may, by written notice to the Board, terminate this Agreement at any time within 90 days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”); provided, however, that the Bank will have 30 days to cure the “Good Reason” condition, but the Bank may waive its right to cure. In the event of termination as described under Section 4(e)(i) during the Term and subject to the requirements of Section 4(e)(iii), the Bank will pay or provide Executive with the following:

(A)        any Accrued Obligations;

(B)         the sum of Executive’s annual Base Salary and average annual cash incentive compensation awarded under the STIP, which would include any percentage of the award that is tax-deferred and payable pursuant to the Rhinebeck Executive Long-Term Incentive and Retention Plan (the “LTIP”) (or any other comparable cash incentive plan) for three most recent annual performance periods immediately prior to Executive’s date of termination, divided by 12 (the “Severance Payment”). The Severance Payment will be payable to Executive each month during a 24-month period (the “Benefit Period”), with the first payment to be made on the first day of the second month immediately following Executive’s date of termination;

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(C)         non-taxable medical and dental insurance coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Bank for Executive immediately prior to Executive’s termination under the same cost-sharing arrangements that apply for active employees of the Bank as of Executive’s date of termination. Such continued coverage shall cease upon the earlier of: (A) the completion of the Benefit Period; (B) the date on which Executive becomes a full-time employee of another employer, provided Executive is entitled to benefits that are substantially similar to the health and welfare benefits provided by the Bank; or (C) Executive’s death (provided that benefits payable to Executive’s spouse and designated beneficiaries will continue until the end of the Benefit Period. The period of continued health coverage required by Section 4980B(f) of the Code will run concurrently with the coverage period provided herein; and

(D)         the reimbursement for the reasonable cost of outplacement services, up to a maximum amount of $5,000.

(ii)         “Good Reason” exists if, without Executive’s express written consent, any of the following occurs:

(A)         a material reduction in Executive’s Base Salary and/or aggregate incentive compensation opportunities under the Bank’s annual and long-term incentive plans or programs, as applicable;

(B)         a material reduction in Executive’s authority, duties or responsibilities from the position and attributes associated with the Executive Position;

(C)         a relocation of Executive’s principal place of employment by more than 35 miles from the Bank’s main office location as of the date of this Agreement; or

(D)         a material breach of this Agreement by the Bank.

(iii)        Notwithstanding anything to the contrary in Section 4(e)(i), Executive will not receive any payments or benefits under this Section 4(e) unless and until Executive executes a release of claims (the “Release”) against the Bank and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act, but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement. The Release must be executed and become irrevocable by the 60th day following the date of Executive’s termination of employment, provided that if the 60-day period spans two (2) calendar years, then, to the extent necessary to comply with Code Section 409A, the payments and benefits described in this Section 4(e) will be paid, or commence, in the second calendar year.

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(f)          Effect on Status as a Director. In the event of Executive’s termination of employment under this Agreement for any reason, such termination will also constitute Executive’s resignation as a director of the Bank or the Company, or any subsidiary or affiliate thereof, to the extent Executive is acting as a director of any of the aforementioned entities.

5.           CHANGE IN CONTROL.

(a)          Change in Control Defined. For purposes of this Agreement, the term “Change in Control” means: (i) a change in the ownership of the Corporation; (ii) a change in the effective control of the Corporation; or (iii) a change in the ownership of a substantial portion of the assets of the Corporation as defined in accordance with Code Section 409A. For purposes of this Section 5(a), the term “Corporation” is defined to include the Bank, the Company or any of their successors, as applicable.

(i)	A change in the ownership of a Corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such Corporation.

(ii)	A change in the effective control of the Corporation occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 30 percent or more of the total voting power of the stock of the Corporation, or (B) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, provided that this subsection “(B)” is inapplicable where a majority stockholder of the Corporation is another corporation.

(iii)	A change in a substantial portion of the Corporation’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (A) all of the assets of the Corporation, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets. For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

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Notwithstanding anything herein to the contrary, a Change in Control shall not be deemed to have occurred either: (i) upon the conversion of the Bank to stock form (as a stand-alone stock bank or as the subsidiary of a mutual or stock holding company); or (ii) following the conversion of the Bank to a subsidiary of a mutual holding company, upon the subsequent conversion of any mutual holding company to stock form, or in connection with any reorganization used to effect such a conversion.

(b)          Change in Control Benefits. Upon the termination of Executive’s employment by the Bank (or any successor) Without Cause or by Executive With Good Reason on or within two (2) years after the effective time of a Change in Control during the Term, the Bank (or any successor) shall pay or provide Executive with the Accrued Obligations. In addition, the Bank (or any successor) shall pay Executive, as severance pay an amount equal to two (2) times the sum of Executive’s: (i) Base Salary (or Executive’s Base Salary in effect immediately prior to the Change in Control, if higher); and (ii) average annual cash incentive compensation awarded under the STIP, which would include any percentage of the award that is tax-deferred and payable pursuant to the LTIP (or any other comparable cash incentive plan) for three most recent annual performance periods immediately prior to the Change in Control. Such payment will be made in a lump sum within 30 days following Executive’s date of termination. The Bank (or any successor) will also continue to provide Executive with non-taxable medical and dental insurance coverage substantially comparable to the coverage maintained by the Bank for Executive immediately prior to his date of termination at no cost to Executive. Such continued coverage will cease upon the earlier of: (i) the date which is two (2) years from Executive’s date of termination; (ii) the date on which Executive becomes a full-time employee of another employer, provided Executive is entitled to the benefits that are substantially similar to the health and welfare benefits provided by the Bank or (iii) Executive’s death (provided that benefits payable to Executive’s spouse and designated beneficiaries will continue until the end of such benefit period). The period of continued health coverage required by Section 4980B(f) of the Code shall not run concurrently with the coverage period provided herein. Notwithstanding the foregoing, the payments and benefits provided in this Section 5(b) will be payable to Executive in lieu of any payments or benefits that are payable under Section 4(e).

6.            COVENANTS OF EXECUTIVE.

(a)          Non-Solicitation/Non-Compete. Executive hereby covenants and agrees that during the “Restricted Period”, Executive shall not, without the written consent of the Bank, either directly or indirectly:

(i)	solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank, or any of its respective subsidiaries or affiliates, to terminate his or her employment with the Bank and/or accept employment with another employer; or

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(ii)	become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that competes with the business of the Bank or any of their direct or indirect subsidiaries or affiliates within the New York State counties of Columbia, Duchess, Orange, Putnam or Ulster or in any other county where the Bank has one or more offices or branches; or

(iii)	solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank.

The restrictions contained in this Section 6(a) shall not apply in the event of Executive’s termination of employment on or after the effective time of a Change in Control.

For purposes of this Section 6(a), the “Restricted Period” will be: (i) at all times during Executive’s period of employment with the Bank; and (ii) during the period beginning on Executive’s date of termination and ending on the later of: (A) the one-year anniversary of the date of termination; or (B) the last date on which Executive receives the Severance Payment pursuant to Section 4(e)(i)(B).

(b)          Confidentiality. Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Bank, as it may exist from time to time, are valuable, special and unique assets of the business of the Bank. Executive will not, during or after the term of Executive’s employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Bank to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank. Further, Executive may disclose information regarding the business activities of the Bank to any bank regulator having regulatory jurisdiction over the activities of the Bank pursuant to a formal regulatory request. In the event of a breach or threatened breach by Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

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(c)          Information/Cooperation. Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may be reasonably required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Bank or any other subsidiaries or affiliates.

(d)          Reliance. Except as otherwise provided, all payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 6, to the extent applicable. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 6, agree that, in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines of business than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

7.           SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Bank (or any successor of the Bank).

8.            EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive under another plan, program or agreement (other than an employment agreement) between the Bank and Executive.

9.            NO ATTACHMENT; BINDING ON SUCCESSORS.

(a)          Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b)          The Bank’s obligations under this Agreement shall be binding on any and all successors or assigns, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

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10.         MODIFICATION AND WAIVER.

(a)          This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)          No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

11.         Applicable law.

Notwithstanding anything herein contained to the contrary, the following provisions shall apply:

(a)          The Bank may terminate Executive’s employment at any time, but any termination by the Bank other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits under this Agreement for any period after Executive’s termination for Cause, other than the Accrued Obligations.

(b)          In no event shall the Bank (nor any affiliate) be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

(c)          Notwithstanding anything in this Agreement to the contrary, to the extent that a payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits will be payable only upon the Executive’s “Separation from Service.” For purposes of this Agreement, a “Separation from Service” will have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(d)          Notwithstanding the foregoing, if Executive is a “Specified Employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Executive’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive’s Separation from Service. Rather, any payment which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent payments shall be paid in the manner specified in this Agreement.

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(e)          If the Bank cannot provide Executive or Executive’s dependents any continued health insurance or other welfare benefits as required by this Agreement because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment shall be made in a lump sum within 30 days after the later of Executive’s date of termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties. Notwithstanding the foregoing, if such cash payment would violate the requirements of Treasury Regulation Section 1.409A-3(j), the Executive’s cash payment in lieu of the continued health insurance or welfare benefits as required by this Agreement shall be payable at the same time the related premium payments would have been paid by the Bank and will be payable for the duration of the applicable coverage period.

(f)          To the extent not specifically provided in this Agreement, any compensation or reimbursements payable to Executive shall be paid or provided no later than two and one-half (2.5) months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d).

(g)          Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes Treasury Regulation Section 1.409A-2(b)(2).

(h)          Notwithstanding anything in this Agreement to the contrary, Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without approval of the Bank (or any affiliate). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Bank (or any affiliate) related to the possible securities law violation. This Agreement does not limit Executive’s right to receive any resulting monetary award for information provided to any Government Agency.

12.         SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

13.         GOVERNING LAW.

This Agreement shall be governed by the laws of the State of New York, but only to the extent not superseded by federal law.

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14.         JURISDICATION AND VENUE.

The parties hereto hereby agree that all demands, claims, actions, causes of action, suits, proceedings, and litigation between or among the parties relating to this Agreement, will be filed, tried, and litigated only in a court located in Dutchess County in the State of New York, unless another venue is required by applicable law. In connection with the foregoing, the parties hereto irrevocably consent to the jurisdiction and venue of such court and expressly waive any claims or defenses of lack of jurisdiction of or proper venue by such court.

15.         PAYMENT OF LEGAL FEES.

To the extent that such payment(s) may be made without triggering penalty under Code Section 409A, all reasonable legal fees paid or incurred by Executive pursuant to any dispute relating to this Agreement shall be paid or reimbursed by the Bank provided that the dispute is resolved in Executive’s favor, and such reimbursement shall occur no later than 60 days after the end of the year in which the dispute is settled or resolved in Executive’s favor.

16.         INDEMNIFICATION.

The Bank shall provide Executive (including Executive’s heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and Executive’s heirs, executors and administrators) in accordance with the charter and bylaws of the Bank and to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of Executive having been a director or officer of the Bank or any subsidiary or affiliate of the Bank.

17.         Notice.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank	Rhinebeck Bank
Two Jefferson Plaza
Poughkeepsie, New York 12601
Attention: Corporate Secretary

To Executive:	Most recent address on file with the Bank

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

RHINEBECK BANK

By:	/s/ Michael J. Quinn
Name: Michael J. Quinn
Title: President & CEO

EXECUTIVE

/s/ Jamie Bloom
Jamie Bloom

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